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                               WARRANT AGREEMENT


         THIS AGREEMENT, dated as of December 16, 1993, between Jan Bell Marketing, Inc., a Delaware corporation (the "Company"), and Trust Company Bank, a Georgia corporation (the "Warrant Agent").

                              W I T N E S S E T H:

         WHEREAS, in settlement of certain litigation the Company has agreed to issue up to 700,000 warrants (the "Warrants"); and

         WHEREAS, the Company wishes to appoint the Warrant Agent to act as agent for the Company, and the Warrant Agent is willing to act as agent for the Company, in connection with the issuance, transfer, exchange and replacement of the certificates evidencing the Warrants ("Warrant Certificates") and the exercise of the Warrants;

         NOW, THEREFORE, the Company and the Warrant Agent agree as follows:

         Section 1. Appointment of Warrant Agent. The Company appoints Trust Company Bank to act as Warrant Agent on the terms set forth in this Agreement. The Company may from time to time appoint Co-Warrant Agents.

         Section 2. Form of Warrant Certificate. The Warrant Certificates will be substantially in the form of Exhibit A to this Agreement and may have any letters, number or other marks of identification or designation and any legends or endorsements on them which the Company deems appropriate and are not inconsistent with this Agreement, or which may be required to comply with any law or any rule or regulation of any government agency or stock exchange on which the Warrants may be listed. Subject to the provisions of Section 10(d), each Warrant Certificate will be dated the date it is issued by the Warrant Agent, either upon initial issuance or upon transfer or exchange, and will show the number of shares of common stock the holder is entitled to purchase and the purchase price per share for those shares, subject to adjustment as provided in this Agreement.

         Pending the preparation of definitive Warrant Certificates, the Company may execute and the Warrant Agent will countersign temporary Warrant Certificates, substantially in the form of the definitive Warrant Certificates, but with any omissions, insertions or variations which may be determined to be appropriate by the Board of Directors of the Company. Each temporary Warrant Certificate will be executed and countersigned in the same manner as the definitive Warrant Certificates. If the Company issues temporary Warrant Certificates, it will prepare and execute definitive Warrant Certificates as promptly as practicable, and when they are prepared all temporary Warrant Certificates may be exchanged for definitive Warrant Certificates at the principal office of the Warrant Agent. The holder of a temporary Warrant Certificate will be entitled to the same benefits as the holder of a definitive Warrant Certificate.

         Section 3. Countersignature and Registration. The Warrant Certificates will be executed on behalf of the Company by its Chairman of the Board, its President or a Vice President, by facsimile signature, and will have affixed to them a facsimile of the Company's seal which will be attested by the Secretary or an Assistant Secretary of the Company by facsimile signature. The Warrant Certificates will be manually countersigned by the Warrant Agent and will not be valid for any purpose unless countersigned. If an officer of the Company who signed any of the Warrant Certificates ceases to be that officer of the Company before the Warrant Certificates are countersigned by the Warrant Agent and issued and delivered by the Company, the Warrant Certificates may still be countersigned by the Warrant Agent and issued and delivered with the same effect as if the person who signed the Warrant Certificates was still that officer of the Company.

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         The Warrant Agent will keep at its principal office, books for registration and transfer of the Warrant Certificates issued under this Agreement. These books will show the names and addresses of the holders of the Warrant Certificates, the number of Warrants evidenced by each of the Warrant Certificates, and the date of each of the Warrant Certificates.

         Section 4. Transfer, Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates. Subject to the provisions of Section 6 and Section 11, at any time after October, 1995, Warrant Certificates may be transferred, split up, combined or exchanged for other Warrant Certificates which entitle the holders to purchase the same number of shares of Common Stock as the surrendered Warrant Certificates. Any registered holder who wants to transfer, split up, combine or exchange Warrant Certificates must deliver a written request to the warrant Agent, and surrender the Certificates at the principal office of the Warrant Agent after October, 1995. Then the Warrant Agent will countersign and deliver new Warrant Certificates to the people entitled to them. The Company may require payment of a sum sufficient to cover all taxes and other governmental charges that may be imposed in connection with a transfer, split up, combination or exchange of Warrant Certificates.

         When the Company and the Warrant Agent receive evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and receive indemnity or security reasonably satisfactory to them and reimbursement of all reasonable expenses incidental to the replacement of the Warrant Certificate, and when the Warrant Certificate if mutilated has been surrendered and cancelled, the Warrant Agent will countersign and deliver to the registered holder a new Warrant Certificate evidencing the right to purchase the same number of shares of Common Stock as the Warrant Certificate which was lost, stolen, destroyed or mutilated.

         Section 5. Subsequent Issue of Warrant Certificate. Subsequent to their original issuance, no Warrant Certificates will be issued except (a) Warrant Certificates issued upon transfer, combination, split up or exchange of Warrants as provided in Section 4, (b) Warrant Certificates issued in replacement of mutilated, destroyed, lost or stolen Warrant Certificates as provided in Section 4, (c) Warrant Certificates issued as provided in Section 6 of this Agreement to evidence the unexercised portion of Warrant Certificates which are partially exercised and (d) Warrant Certificates issued as provided in
Section 10(d).

         Section 6. Exercise of Warrants; Purchase Price; Transferability; Expiration of Warrants.

         (a) The registered holder of any Warrant Certificate may exercise the Warrants it evidences in whole or in part at any time, but only in multiples which permit the Company to issue one or more full shares of Common Stock, by surrendering the Warrant Certificate with the form of election to purchase on the reverse side of the Warrant Certificate duly executed, to the Warrant Agent at the principal office of the Warrant Agent in Atlanta and State of Georgia, at or before 5:00 P.M. Atlanta time on December 16, 1998 (the "Expiration Date") together with payment of the Purchase Price for each share of Common Stock as to which the Warrants are exercised.

         (b) At any time after December 16, 1995, the registered holder of any Warrant Certificate may transfer the Warrants it evidences in whole or in part, but only in multiples which would permit the Company to issue one or more full shares of Common Stock, by surrendering the Warrant Certificate with the duly executed form of assignment on the reverse side of the Warrant Certificate to the Warrant Agent in Atlanta and State of Georgia, at or before the Expiration Date in accordance with the provisions of Section 4.

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         (c)     The Purchase Price for each share of Common Stock issuable on the exercise of a Warrant will be $24.70. The Purchase Price will be subject to adjustment as provided in Section 10 and will be payable in lawful money of the United States of America.

         (d) When the Warrant Agent receives a Warrant Certificate, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the shares to be purchased and an amount equal to any applicable transfer tax in cash, or by certified check, bank draft or postal or express money order payable to the order of the Company, the Warrant Agent will
(i) promptly obtain from a transfer agent of the Common Stock of the Company, certificates for the number of whole shares of Common Stock to be purchased and the Company irrevocably authorizes its transfer agent to comply with all these requests and (ii) promptly after receipt of those certificates, deliver them to or as directed by the registered holder of the Warrant Certificate registered in the name or names designated by the holder.

         (e) At any time after December 16, 1995, when the Warrant Agent receives a Warrant Certificate, with the form of assignment duly executed, accompanied by payment of an amount equal to any applicable transfer tax in cash, or by certified check, bank draft or postal or express money order payable to the order of the Company as the Company may require, the Warrant Agent will promptly after receipt of those certificates, deliver a Warrant Certificate to or as directed by the registered holder of the Warrant Certificate registered in the name or names designated by the holder.

         (f) If the registered holder of a Warrant Certificate exercises or transfers less than all the Warrants evidenced by the Warrant Certificate, a new Warrant Certificate evidencing the unexercised or untransferred Warrants will be issued by the Warrant Agent to or, after December 16, 1995, as directed by the registered holder of the Warrant Certificate, subject to the provisions of
Section 11.

         Section 7. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for exercise, exchange, substitution or transfer will, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in cancelled form, or if surrendered to the Warrant Agent be cancelled by it, and no Warrant Certificates will be issued in place of cancelled Warrant Certificates except as expressly permitted by this Agreement. The Company will deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent will cancel and retire, any Warrant Certificate which is purchased or acquired by the Company other than upon the exercise of the Warrant. The Warrant Agent may deliver all cancelled Warrant Certificates to the Company, or will, at the written request of the Company, destroy the cancelled Warrant Certificates, in which case the Warrant Agent will deliver a certificate of destruction of the Warrant Certificates to the Company.

         Section 8. Reservation and Availability of Shares of Common Stock. The Company will reserve out of its authorized and unissued shares of Common Stock, the number of shares of Common Stock which will be sufficient to permit the exercise of full of all outstanding Warrants.

         If the Common Stock is listed on any national securities exchange, the Company will obtain authorization for listing upon official notice of issuance with regard to all shares reserved for issuance on exercise of Warrants.

         The Company will take all actions necessary to ensure that all shares of Common Stock issued upon exercise of Warrants will, when they are issued as provided in this Agreement, be duly and validly authorized and issued and fully paid and nonassessable shares.


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         The Company will pay when due any federal or state taxes or charges payable in resect of the issuance or delivery of the Warrant Certificates or of any shares of Common Stock upon the exercise of Warrants. The Company will not, however, be required to pay any transfer tax payable upon the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for Common Stock in a name other than that of the registered holder of exercised Warrants or to issue any Common Stock upon the exercise of Warrants until any such tax has been paid (the tax being payable by the holder of the Warrant Certificate when it is surrendered for exercise) or until it has been established to the Company's satisfaction that no such tax is due.

         Section 9. Common Stock Record Date. Each person in whose name a certificate for shares of Common Stock is issued upon the exercise of Warrants will for all purposes be deemed to have become the holder of record of the Common Stock on, and the certificate will be dated, the date when the Warrant Certificate evidencing the Warrants was surrendered for exercise, except that if the date of the surrender is a date when the Common Stock transfer books of the Company are closed, the person will be deemed to have become the record holder of the shares on, and the certificate will be dated, the next succeeding business day when the Common Stock transfer books of the Company are open. The holder of a Warrant Certificate will not, until the warrants are exercised, be entitled to any rights of a shareholder of the Company with respect to shares for which the Warrants are exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and will not be entitled to receive any notice of any proceedings of the Company, except as provided in this Agreement.

         Section 10. Adjustment of Purchase Price, Number of Shares or Number of Warrants. The Purchase Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 10.

         (a)(1) If the Company issues Additional Shares at any time for consideration which is less than the Current Market Price on the day the Additional Shares are issued (or deemed issued, as provided below), the Purchase Price will be reduced, effective immediately prior to the opening of business on the day after the day on which the Additional Shares are issued or deemed issued, to the amount which is

                 (i) the Purchase Price immediately prior to the adjustment times a fraction of which

                 (ii) the numerator is the sum equal to (a) the number of shares of Common Stock outstanding immediately before the issuance of the Additional Shares, plus (b) the number of shares which could be purchased at the Current Market Price on the day the Additional Shares are issued for a sum equal to the consideration paid for the Additional Shares, and

                 (iii) the denominator is the total number of shares of Common Stock which will be outstanding after the Additional Shares are issued.

         (2) Notwithstanding what is stated in paragraph (1) of this Section 10(a), no adjustment in the Purchase Price will occur unless the adjustment would change the purchase price by at least 25c.. However, adjustments which are not made because of this paragraph (2) will be carried forward and taken into account in any subsequent adjustment.


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         (3)     The term "Additional Shares" as used in this Section 10(a)
means shares of Common Stock issued by the Company after the date of this Agreement, whether or not subsequently reacquired or retired by the Company, except shares issued or issuable (i) upon exercise of Warrants, (ii) upon exercise of options granted under employee stock option plans to employees of the Company or its subsidiaries, (iii) under any other types of employee benefit plans for employees of the Company or its subsidiaries, or (iv) in a subdivision or combination to which paragraph (9) of this Section 10(a) applies.

         (4) The term "Current Market Price" as used in this Section 10(a) means (i) the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (ii) if the Common Stock is not listed on a stock exchange, the last reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are quoted, or (iii) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations on at least five of the preceding ten trading days, or (iv) if the Common Stock is not traded or quoted as described in any of clause (i), (ii) or
(iii), the Current Market Price will be the fair market value of the Common Stock as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board of Directors of the Company.

         (5) If Additional Shares are issued for consideration part or all of which is cash, the consideration will be deemed to include the cash received by the Company for the shares (or, if Additional Shares are offered by the Company for subscription, the subscription price, or, if Additional Shares are sold to underwriters or dealers for public offering without a subscription offering the initial public offering price), minus any commission or discount in the sale, underwriting or purchase of the shares by underwriters or dealers or others performing similar services.

         (6) If Additional Shares are issued (other than as dividend or other distribution on any stock of the Company or upon conversion or exchange of other securities of the Company) for a consideration part or all of which is not cash, except as provided in paragraph (12) of this Section 10(a), the amount of the non-cash consideration will be determined by the Board of Directors, irrespective of the accounting treatment of that consideration. The reclassification of securities other than Common Stock into securities including Common Stock will be deemed to involve the issuance for non-cash consideration of the Common Stock immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive the Common Stock.

         (7) Additional Shares issuable by way of dividend or other distribution on any class of capital stock of the Company will be deemed to have been issued without consideration, and will be deemed to have been issued immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive the dividend or other distribution, except that if the number of shares constituting the dividend or other distribution exceeds fifteen percent of the total number of shares of Common Stock outstanding at the close of business on the date fixed for the determination of stockholders entitled to receive the dividend or other distribution, the Additional Shares will be deemed to have been issued immediately after the opening of business on the day following the date fixed for determination of the stockholders entitled to receive the dividend or other distribution.


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         (8)     If Additional Shares are issued upon conversion or exchange of other securities of the Company, the consideration received by the Company for the Additional Shares will be deemed to be the total of (a) the consideration, if any, received by the Company upon the issuance of the other securities, plus
(b) the consideration, if any, other than the other securities, received by the Company (except in adjustment of interest or dividends) upon the conversion or exchange. In determining the consideration received by the Company upon the issuance of the other securities, (i) the consideration in cash and other than cash will be determined as provided in paragraphs (3), (4) and (5) of this
Section 10(a), and (ii) if securities of the same class or series of a class as the other securities were issued for different amounts of consideration, or if some were issued for no consideration, the amount of the consideration received by the Company upon the issuance of each of the securities of the class or series will be deemed to be the weighted average amount of the consideration received by the Company upon issuance of all the securities of the class or series.

         (9) If the outstanding shares of Common Stock are subdivided into a greater number of shares of Common Stock, the Purchase Price in effect at the opening of business on the day following the day when the subdivision becomes effective will be proportionately reduced, and, conversely, if the outstanding shares of Common Stock are combined into a smaller number of shares of Common Stock, the Purchase Price in effect at the opening of business on the day following the day when the combination becomes effective will be proportionately increased. The reductions or increases will become effective immediately after the opening of business on the day following the day when the subdivision or combination becomes effective.

         (10) If the Company issues options, rights or warrants to subscribe for or purchase shares of Common Stock (other than Warrants and other than options issued to employees of the Company or subsidiaries under employee stock option plans) at a price per share less than the Current Market Price on the day before the day on which the Company issues the options, rights or warrants, the shares issuable upon exercise of the options, rights or warrants will be deemed Additional Shares issued at the time the options, rights or warrants are issued for (i) the consideration paid for the options, rights or warrants plus (ii) the then lowest price at which the options, rights or warrants may be exercised at any time while they are outstanding. If options, rights or warrants are issued as part of units which include other securities, the consideration for the options, rights or warrants will be the portion of the consideration for the units attributed in good faith by the Board of Directors of the Company to the options, rights or warrants in a resolution adopted within 10 days after the issuance of the units. If no such resolution is adopted within that period, no portion of the consideration will be attributed to the options, rights or warrants.

         (11) If Additional Shares are issued in connection with the acquisition of, or merger with, another company, other than a subsidiary of the Company in which the Company already directly or indirectly owns all of the outstanding voting stock ("wholly owned subsidiary"), the consideration for the Additional Shares will be deemed to be the fair market value of the entity acquired or merged with, less any consideration other than the Additional Shares paid by the Company, without consideration of the market value of the Additional Shares issued in connection with the acquisition or merger. The fair market value of an entity acquired or merged with will be (i) if it is less than $5 million, as determined in good faith by the Board of Directors of the Company, and (ii) if it is $5 million or more, as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board of Directors of the Company.


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         (12)    There will be no adjustment because of a merger of the Company with a wholly owned subsidiary if as a result of the merger the holders of the Warrants then outstanding would receive, upon exercise of the Warrants immediately after the merger, the same proportion of the outstanding shares of the surviving corporation as they would have received in the Company if they had exercised all the Warrants immediately prior to the merger. Otherwise, the purchase price will be adjusted in the manner provided in paragraph (11) of this
Section 10(a) with regard to a merger with a company which is not a wholly owned subsidiary.

         (13) If by reason of a merger, consolidation, reclassification or similar corporate event, the holders of the Common Stock receive securities or assets other than Common Stock, upon exercise of a Warrant after that corporate event, the holder of the Warrant will be entitled to receive the securities or assets the holder would have received if the holder had exercised the Warrant immediately before the first such corporate event and not disposed of the securities or assets received as a result of that or any subsequent corporate event.

         (14) If the Corporation makes any distribution of assets or securities, other than shares of Common Stock or options, warrants or rights to purchase shares of Common Stock, to the holders of its Common Stock (other than a cash dividend payable out of retained earnings or earnings in the year in which the dividend is paid or the prior year), including but not limited to a spinoff of a portion of its business, upon exercise of a Warrant after that corporate event, the holder of the Warrant will be entitled to receive, in addition to the shares of Common Stock issuable upon the exercise of the Warrant, either (i) the assets or securities the holder would have received if the holder had exercised the Warrant immediately before the first such corporate event and not disposed of the Common Stock, assets or securities received as a result of that or any subsequent corporate event or (ii) cash equal to the fair market value of those assets or securities on the day on which they are distributed, as determined in good faith by the Board of Directors of the Company.

         (b) Except as provided in Section 10(c), upon each adjustment of the Purchase Price as a result of the calculations made in Section 10(a) (other than Section 10(a) (13) or (14)), each Warrant outstanding immediately prior to the making of the adjustment will after the adjustment evidence the right to purchase, at the adjusted Purchase Price, that number of shares (calculated to the nearest hundredth) obtained by (i) multiplying the number of shares covered by the Warrants immediately prior to the adjustment by the Purchase Price in effect immediately prior to the adjustment and (ii) dividing the product obtained by the Purchase Price in effect immediately after the adjustment.

         (c) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Warrants, instead of adjusting the number of shares covered by a Warrant as provided in Section 10(b), except that in the event of a three-for-two or greater split of the Common Stock, the Company will adjust the number of Warrants rather than adjusting the number of shares covered by a Warrant.

         (d) Irrespective of any adjustment or change in the Purchase Price or the number of shares of the Common Stock issuable upon the exercise of the Warrants, the Warrant Certificates issued after the adjustment or change may continue to describe the Purchase Price per share and the numbers of shares which were described in the Warrant Certificates when initially issued.

         (e) Before taking any action which would cause an adjustment reducing the Purchase Price below the then par value, if any, of the Common Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the adjusted Purchase Price.


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         (f)     Whenever the Purchase Price and the number of shares of Common
Stock issuable upon the exercise of a Warrant are adjusted  as provided in this
Section 10, the Company will (a) promptly file with the Warrant Agent and with each transfer agent for the Common Stock a copy of a certificate of the Chief Financial Officer of the Company setting forth the Purchase Price as adjusted, the number of shares of Common Stock issuable upon the exercise of each Warrant as adjusted and a brief statement of the facts accounting for the adjustment, and (b) mail a brief summary of the certificate to each holder of a Warrant Certificate.

         Section 11.  Fractional Warrants and Fractional Shares.

         (a) The Company will not be required to issue fractions of Warrants or to distribute Warrant Certificates which evidence fractional Warrants.

         (b) Notwithstanding an adjustment under Section 10 in the number of shares covered by a Warrant, the Company will not be required to issue fractions of shares upon exercise of Warrants or to distribute certificates which evidence fractional shares.

         (c) The holder of a Warrant by the acceptance of the Warrant expressly waives his right to receive any fractional Warrant or any fractional share upon exercise of a Warrant.

         Section 12. Right of Action. All rights of action in respect of this Agreement are vested in the registered holders of the Warrant Certificates; and any registered holder of any Warrant Certificate, without the consent of the Warrant Agent or of the holder of any other Warrant Certificate, may, in his own behalf and for his own benefit, enforce, through a suit, action or proceeding against the Company or in any other legal manner, his right to exercise the Warrants evidenced by the Warrant Certificate as provided in this Agreement and Warrant Certificate.

         Section 13. Agreement of Warrant Certificate Holders. Every holder of a Warrant Certificate by accepting the Warrant Certificate agrees with the Company and the Warrant Agent and with every other holder of a Warrant Certificate that:

         (a) the Warrants are transferable only on the registry books of the Warrant Agent and only as provided in Section 4; and

         (b) the Company and the Warrant Agent may treat the person in whose name the Warrant Certificate is registered as the absolute owner of the Warrant Certificate and of the Warrants evidenced by the Warrant Certificate (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company or the Warrant Agent) for all purposes and neither the Company nor the Warrant Agent will be affected by any notice to the contrary.

         Section 14. Concerning the Warrant Agent. The Company will pay the Warrant Agent reasonable compensation for the services rendered by it and, on demand of the Warrant Agent, its reasonable expenses and counsel fees and other disbursements incurred in the execution of this Agreement and the performance of its duties under this Agreement. The Company agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability, or expense for anything done or omitted by the Warrant Agent without gross negligence or willful misconduct on the part of the Warrant Agent in connection with the performance of its duties under this Agreement, including the costs and expenses of defending against any claim against the Warrant Agent.


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         Section 15.  Merger or Consolidation or Change of Name of Warrant
Agent. Any corporation into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent is a party, or any corporation succeeding to the business of the Warrant Agent or any successor Warrant Agent, will be the successor to the Warrant Agent under this Agreement without the execution of filing of any paper or any further act on the part of any of the parties to this Agreement, provided that such corporation would be eligible for appointment as a successor Warrant Agent under Section 17. If at the time a successor Warrant Agent succeeds to the agency created by this Agreement any of the Warrant Certificates have been countersigned but not delivered, the successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver the countersigned Warrant Certificates; and if at that time any of the Warrant Certificates have not been countersigned, any successor Warrant Agent may countersign the Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all those cases the Warrant Certificates will have the full force provided in the Warrant Certificates and on this Agreement.

         If at any time the name of the Warrant Agent is changed and at that time any of the Warrant Certificates have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver the countersigned Warrant Certificates; and if at that time any of the Warrant Certificates have not been countersigned, the Warrant Agent may countersign the Warrant Certificates either in its prior name or in its changed name; and in all those cases the Warrant Certificates will have the full force provided in the Warrant Certificates and in this Agreement.

         Section 16. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrant Certificates, by their acceptance of the Warrant Certificates, will be bound:

                 (a) The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the Warrant Agent will be fully protected as to any action taken or omitted by it in good faith in accordance with the opinion of that counsel.

                 (b) Whenever in the performance of its duties under this Agreement the Warrant Agent wants any fact or matter to be proved or established by the Company before the Warrant Agent takes or omits any action under this Agreement, unless this Agreement specifically prescribes other evidence of that fact or matter, the fact or matter will be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President or Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company and delivered to the Warrant Agent; and that certificate will be full authorization to the Warrant Agent for any action taken or omitted by it in good faith in reliance upon that certificate.

                 (c) The Warrant Agent will be liable under this Agreement only for its own gross negligence or willful misconduct.

                 (d) The Warrant Agent will not be liable because of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature of the Warrant Certificates) or be required to verify them. All these statements and recitals will be deemed to have been made by the Company only.

                 (e) The Warrant Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery of this Agreement (except the due execution of this Agreement by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature of the Warrant Certificates) or the genuineness of any endorsed document of assignment or other document believed by it to be genuine; nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificates; nor will it be responsible for the adjustment of the Purchase Price or any change in the number of shares of Common Stock required under the provisions of Section 10 or responsible for the manner of computing any such change or for ascertaining of the existence of facts which would require any such adjustment of change (except with respect to the exercise of Warrants after actual notice of an adjustment of the Purchase Price or number of shares of Common Stock or other assets issuable on exercise of Warrants); nor will it be deemed to make any representation or warranty as to the authorization or reservation of the shares of Common Stock to be issued on exercise of Warrants or as to whether those shares of Common Stock will, be validly authorized and issued, fully paid and nonassessable.

                 (f) The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further instruments and assurances and other acts, as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

                 (g) The Warrant Agent is authorized and directed to accept instructions with respect to the performance of its duties under this Agreement from the Chairman of the Board, the President or a Vice President or the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company, and to apply to those officers for advice or instructions in connection with its duties, and it will not be liable for any action taken or omitted by it in good faith in accordance with instructions of any of those officers.

         Section 17. Change of Warrant Agents. The Warrant Agent may resign and be discharged from its duties under this Agreement upon thirty days' notice in writing mailed to the Company by registered or certified mail, and to the holders of the Warrants by first-class mail. The Company may remove the Warrant Agent or any successor Warrant Agent upon thirty days' notice in writing, mailed to the Warrant Agent or successor Warrant Agent and to each transfer agent of the Common Stock, by registered or certified mail, and to the holders of the Warrants by first-class mail. If the Warrant Agent resigns or is removed or otherwise becomes incapable of acting, the Company will appoint a successor to the Warrant Agent. If the Company fails to make an appointment within thirty days after a removal or after it has been notified in writing of a resignation or incapacity by the resigning or incapacitated Warrant Agent or by the holder of a Warrant (who must, at the time of the notice, submit his Warrant Certificate for inspection by the Company), the registered holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by a court, will be a corporation organized and doing business, or a partnership or association formed, under the laws of the United States or a State of the United States, which is in good standing and has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $5,000,000. After appointment, the successor Warrant Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent will deliver and transfer to the successor Warrant Agent any property at the time held by it under this Agreement, and execute and deliver any further assurance, conveyance, act or deed necessary for that purpose. Not later than the effective date of the appointment of a successor Warrant Agent the Company will file notice of the appointment in writing with the predecessor Warrant Agent and each transfer agent of the Common Stock, and will mail a notice of the appointment to the registered holders of the Warrants. Failure to give any notice provided for in this Section 17, however, or any defect in the notice, will not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent.

         Section 18. Change of Expiration Date. If the Company changes the Expiration Date to a later date, as soon as practicable after the Company determines to make the change, and in any event at least thirty days before the prior Expiration Date, the Company will notify the holders of the Warrants of the change.

         Section 19. Issuance of Common Stock on Expiration Date. Any Warrants which remain outstanding and unexercised at 5:01 P.M. on the Expiration Date will automatically be converted into shares of Common Stock at the rate of one share of Common Stock for a number of Warrants which immediately before the Expiration Date entitled the holders to purchase 700 shares of Common Stock. Upon surrender of a Warrant Certificate after that time, the Warrant Agent will
(i) promptly obtain from a transfer agent of the Common Stock, certificates for the number of whole shares of Common Stock into which the Warrants represented by the Warrant Certificate have been automatically converted, and (ii) promptly after receipt of those certificates, deliver them to or as directed by the registered holder of the Warrant Certificate, registered in the name or names designated by the holder. Each person in whose name certificates for shares of Common Stock are issued because of automatic conversion of Warrants will for all purposes be deemed to have become the holders of record of that Common Stock on and the certificate will be dated, the day following the Expiration Date, except that if the date following the Expiration Date is a day when the Common Stock transfer books of the Company are closed the person will be deemed to have been the record holder of the shares, and the certificate will be dated, the next such business day when the Common Stock transfer books of the Company are opened.

         No fractional shares of Common Stock will be issuable upon the automatic conversion of Warrants. Upon surrender of a Warrant Certificate after conversion, the Company will pay the registered holder of the Warrants evidenced by the Warrant Certificate cash in lieu of fractional shares based on the market price of the Common Stock at the close of trading on the Expiration Date.

         Section 20. Notices. All notices and other communications under this Agreement must be in writing. Any notice or communication to the Company will be effective upon the earlier of actual receipt or the third business day after mailing by first-class mail, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

                          Jan Bell Marketing, Inc.
                          13801 Northwest 14th Street
                          Sunrise, Florida 33323
                          Attention:  President

Subject to the provisions of Section 17, any notice or communication to the Warrant Agent will be effective upon the earlier of actual receipt or the third business day after mailing by first-class mail, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:

                          Trust Company Bank
                          P.O. Box 4625
                          Atlanta, Georgia 30302
                          Attn:  Corporate Trust Department

Notices or communications to the holder of any Warrant will be effective upon mailing by first-class mail, postage prepaid, addressed to the holder at the address of the holder as shown on the registry books of the Company.

         Section 21. Modification of Agreement. The Warrant Agent may, without the consent or concurrence of the holders of the Warrants, join with the Company in making any changes or corrections in this Agreement that they have been advised by counsel (who may be counsel for the Company) (a) are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake in this Agreement, or (b) add to the obligation of the Company under this Agreement, or surrender any right or power of the Company under this Agreement, and (c) in either case, do not adversely affect the rights, privileges or immunities of the holders of the Warrant Certificates or the Warrant Agent.

         Section 22. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent will bind and inure to the benefit of their respective successors and assigns.

         Section 23. Benefits of This Agreement. Nothing expressed in this Agreement and nothing that may be implied from any of the provisions of this Agreement is intended, or will be construed, to confer upon, or give to, any person or corporation other than the Company, the Warrant Agent and the holders of the Warrants any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement contained in this Agreement; and all covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the exclusive benefit of the Company and the Warrant Agent and their respective successors and of the holders of the Warrants.

         Section 24. New York Contract. This Agreement and each Warrant Certificate issued under this Agreement will be deemed to be a contract made under the laws of the State of New York and for all purposes will be governed by and construed under the laws of that State.

         Section 25. Descriptive Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and will not affect the meaning or construction of any of the provisions of this Agreement.


         IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed as of the day and year stated on the first page of this Agreement.


                                           JAN BELL MARKETING, INC.


                                           By:____________________________



                                           TRUST COMPANY BANK


                                           By:_____________________________

STATE OF FLORIDA     )
                     )  SS.:
COUNTY OF BROWARD    )


         On the ____ day of __________, 1993 before me personally came ____________, to me known, who, being by me duly sworn, did depose and say that he resides at _________________________; that he is the ______________ of Jan
Bell Marketing, Inc., one of the parties described in and which executed the foregoing instrument; that by authority of the Board of Directors of Jan Bell Marketing, Inc. he signed his name to the foregoing instrument.


                                      ____________________________________
                                                   Notary Public


(NOTARIAL SEAL)


                             ______________________



STATE OF GEORGIA     )
                     )  SS.:
COUNTY OF ATLANTA    )


         On the ____ day of __________, 1993 before me personally came ____________, to me known, who, being by my duly sworn, did depose and say that he resides at _________________________; that he is a ________________ of Trust
Company Bank, one of the parties described in and which executed the foregoing instrument; to me known and known to me to be the individual who executed the foregoing instrument and acknowledged that he executed and was duly authorized to execute the same as and for the act and deed of such form.


                                      ____________________________________
                                                   Notary Public


(NOTARIAL SEAL)